Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: R. Gregory Lewis
(615) 269-1900

J. ALEXANDER’S CORPORATION REPORTS RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009 FISCAL YEAR

NASHVILLE, TN., Oct. 26, 2009 -- J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the third quarter and first nine months of 2009.

A summary of the third quarter of 2009 compared to the third period of 2008 follows:

•	Net sales were $32,423,000 as compared to $32,361,000 recorded in the third quarter of 2008.

•	Average weekly same store sales per restaurant decreased by 5.2%.

•
The loss before income taxes was $2,608,000 compared to a loss before income taxes of $2,421,000 in the third quarter of 2008.  The results for the comparable period in 2008 included pre-opening expense of $872,000.

•	An income tax benefit of $1,289,000 was recorded for the third quarter of 2009 compared to a tax benefit of $426,000 for the third period of 2008.

•	The net loss was $1,319,000 compared to a net loss of $1,995,000 in the third quarter of 2008, and the loss per share was $ .22 compared to a loss per share of $ .30 in the third period of 2008.

Commenting on results, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said that continued declines in same store sales and losses incurred in the Company’s newer restaurants were the primary issues negatively affecting the Company’s financial performance.  “The sales performance of our newer restaurants continues to be a major disappointment and concern for us,” he said.  “In addition the performance of our same store restaurant base continues to be weak because of ongoing poor economic conditions.”

“The third quarter was generally consistent with the first half of the year,” Stout added.  “We again missed the key targets of our business plan because of our revenue shortfall and weak sales from our newest locations.”

While the Company was able to maintain lower cost of sales for the quarter due primarily to favorable pricing for beef and other commodities, labor costs and operating expenses as a percentage of net sales were higher for the most recent quarter principally due to the effects of lower same store sales and low sales volumes in new restaurants, and the Company’s restaurant operating margin decreased as a result.

             For the third quarter of 2009, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $77,900, a decrease from $82,200 in the third period of 2008.  The Company’s average weekly sales per restaurant for the third quarter of 2009 were $75,500, down 7.5% from $81,600 posted in the corresponding period of 2008.  Same store sales calculations are based on 30 restaurants open for more than 18 months.

J. Alexander’s Corporation had a decline of 4.8% in average guest counts on a same store basis from the comparable period of 2008.  The average guest check, including alcoholic beverage sales for the quarter, increased less than 1% to an estimated $24.27.  The effect of menu price increases for the quarter was approximately 1.4% compared to the third period of 2008.

“We believe the persistence of anemic sales volumes in our restaurants continues as a direct result of the economic recession, characterized by high unemployment throughout most of the markets in which we operate,” Stout said.  “We also believe consumers are anxious about the economic uncertainty in their lives and that job security, borrowing power, personal debt levels and instability in the housing market are key issues for them.  This anxiety continues to result in their reluctance to spend disposable dollars.  Until there are signals of a strong turn in consumer spending, we believe our segment of the restaurant industry will be confronted by an extremely challenging operating environment.”

Cost of sales for the third quarter of 2009 was 31.7% of net sales, down from 33.0% of net sales in the third period of 2008.  Restaurant labor and related costs as a percentage of net sales rose to 37.6% in the third quarter of 2009 from 35.4% in the corresponding period of 2008.  General and administrative expenses for the third quarter of 2009 were 7.6% of net sales, the same as in the third period of 2008.

For the third quarter of 2009, J. Alexander’s Corporation’s restaurant operating margin (net sales minus total restaurant operating expenses divided by net sales) was 1.1% as compared to 4.0% in the same period of the previous year.

“On the positive side, we had some restaurants in the same store base that posted improvements over the third period of 2008,” Stout observed.  “Several restaurants recorded improvements in profitability even though they had down sales for the quarter.  We are very proud of the efforts that the teams made in each of these restaurants.”

For the first nine months of 2009, J. Alexander’s Corporation recorded net sales of $105,198,000, up from $104,614,000 reported in the first three quarters of 2008.  The Company recorded a net loss of $1,663,000, or $.26 per share, as compared to net income of $804,000, or $.12 per diluted share, posted in the comparable three periods of 2008.

J. Alexander’s Corporation had weekly average same store sales per restaurant of $84,200 in the first nine months of 2009, down 6.1% from $89,700 recorded in the first three quarters of 2008.  The Company’s average weekly sales per restaurant for the first three periods of 2009 were $81,700, down 8.3% from $89,100 reported in the corresponding period of 2008.

The Company’s average guest counts for the first nine months of 2009 decreased 5.9% on a same store basis from the comparable nine months of 2008.  The average guest check, including alcoholic beverage sales, increased under 1% to $24.60.  The effect of menu price increases for the first three quarters of 2009 was approximately 1.3% compared to the same period of the prior year.

Total cost of sales for the first nine months of 2009 was 31.4%, down from 32.1% in the comparable nine-month period of 2008.  Restaurant labor and related costs for the first three quarters of the current year climbed to 35.4% of net sales from 32.9% of net sales in the same three periods of 2008.  For the first nine months of 2009, J. Alexander’s Corporation had restaurant operating margins of 5.1%, down from 9.7% in the first three quarters of 2008.

Stout said the Company’s current outlook for the restaurant industry and J. Alexander’s Corporation has not changed since the outset of 2009.  “We recently completed another round of marketing research that we believe supports our theory that the industry and J. Alexander’s Corporation will not experience notable improvement until some point in 2010,” Stout said.

“The research did show that total awareness of J. Alexander’s has not changed and that our concept strengths of food quality and service remain the same,” he continued.  “Consumer awareness is important to us because we have a high awareness to trial ratio.  We also received a higher proportion of excellent scores compared to other upscale casual dining concepts in almost every category.  However, this latest research also indicated that frequency of visitation and spending per visit have declined significantly with a large portion of research participants saying the primary reason for this trend was due to the economy.”

Stout added that the Company is using knowledge from the research that is aimed at attracting existing and new guests.  “We have changed our pricing model in several markets,” he emphasized.  “As explained earlier this year, we are working to create value offerings and will roll out more of these in the fourth quarter.  We are still committed to avoiding major discounting and do not plan to adopt this strategy.  Research shows that while guests are presently spending less, they expect us to continue offering excellent food quality and superior service.”

           J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine.  The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts.  J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors.  These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase  sales and operating margins in its restaurants under recessionary economic conditions, which may continue indefinitely and which could worsen; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in business or economic conditions, including rising food costs and product shortages as well as mandated  increases in the minimum wage the Company is required to pay; the effect of  higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s  new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.  These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

– tables to follow –

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	Sept. 27	Sept. 28	Sept. 27	Sept. 28
	2009	2008	2009	2008
Net sales	$32,423	$32,361	$105,198	$104,614
Costs and expenses:
Cost of sales	10,286	10,695	33,075	33,546
Restaurant labor and related costs	12,205	11,469	37,254	34,421
Depreciation and amortization of restaurant property and equipment	1,636	1,492	4,961	4,382
Other operating expenses	7,949	7,426	24,547	22,105
Total restaurant operating expenses	32,076	31,082	99,837	94,454
General and administrative expenses	2,477	2,470	7,554	7,394
Pre-opening expense	—	872	—	1,205
Operating income (loss)	(2,130)	(2,063)	(2,193)	1,561
Other income (expense):
Interest expense	(491)	(402)	(1,447)	(1,281)
Interest income	1	27	5	130
Other, net	12	17	43	51
Total other expense	(478)	(358)	(1,399)	(1,100)
Income (loss) before income taxes	(2,608)	(2,421)	(3,592)	461
Income tax benefit	1,289	426	1,929	343
Net income (loss)	$(1,319)	$(1,995)	$(1,663)	$804

Earnings (loss) per share:
Basic earnings (loss) per share	$(.22)	$(.30)	$(.26)	$.12
Diluted earnings (loss) per share	$(.22)	$(.30)	$(.26)	$.12

Weighted average number of shares:
Basic earnings (loss) per share(1)	5,947	6,679	6,373	6,672
Diluted earnings (loss) per share(1)	5,947	6,679	6,373	6,867

(1) The reduction in the weighted average number of shares for the 2009 periods includes the effect of the repurchase by the Company of 808,000 shares of its common stock on May 22, 2009.

J. Alexander's Corporation and Subsidiaries
Consolidated Statements of Operations
Percentages of Net Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	Sept. 27	Sept. 28	Sept. 27	Sept. 28
	2009	2008	2009	2008
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	31.7	33.0	31.4	32.1
Restaurant labor and related costs	37.6	35.4	35.4	32.9
Depreciation and amortization of restaurant property and equipment	5.0	4.6	4.7	4.2
Other operating expenses	24.5	22.9	23.3	21.1
Total restaurant operating expenses	98.9	96.0	94.9	90.3
General and administrative expenses	7.6	7.6	7.2	7.1
Pre-opening expense	—	2.7	—	1.2
Operating income (loss)	(6.6)	(6.4)	(2.1)	1.5
Other income (expense):
Interest expense	(1.5)	(1.2)	(1.4)	(1.2)
Interest income	—	0.1	—	0.1
Other, net	—	0.1	—	—
Total other expense	(1.5)	(1.1)	(1.3)	(1.1)
Income (loss) before income taxes	(8.0)	(7.5)	(3.4)	0.4
Income tax benefit	4.0	1.3	1.8	0.3
Net income (loss)	(4.1)%	(6.2)%	(1.6)%	0.8%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$75,500	$81,600	$81,700	$89,100
Percent change	-7.5%		-8.3%

Same store weekly sales per restaurant (1)	$77,900	$82,200	$84,200	$89,700
Percent change	-5.2%		-6.1%

(1)  Includes the thirty restaurants open for more than eighteen months.

J. Alexander's Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	September 27	December 28
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$1,590	$2,505
Deferred income taxes	1,098	1,098
Other current assets	7,236	6,839
Total current assets	9,924	10,442

Other assets	1,566	1,455
Property and equipment, net	83,188	86,547
Deferred income taxes	6,459	6,459
Deferred charges, net	699	666
	$101,836	$105,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$11,360	$13,018
Long-term debt and capital lease obligations	22,074	20,401
Other long-term liabilities	9,392	8,754
Stockholders’ equity	59,010	63,396
	$101,836	$105,569